UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2015

UBIQUITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-179738	99-0371375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9801 Research Drive, Irvine, CA 92618
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 489-7600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02. Termination of a Material Definitive Agreement

As previously reported in our Form 8-K filed on January 28, 2015, on January 27, 2015, Ubiquity, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ubiquity Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Coversant, Inc. (“Coversant”), providing for the merger of Merger Sub with and into Coversant (the “Merger”). Under the Merger Agreement, Coversant was to be the surviving entity and become a wholly owned subsidiary of the Company, with the shareholders of Conversant becoming shareholders of the Company. On March 19, 2015 (the “Merger Date”), the Company, Merger Sub and Coversant consummated and closed the Merger. Shares of the Company’s common stock were not issued to the Conversant shareholders pending the required audit of Conversant, as further described below.

Since the Merger Date, the Company’s auditors have determined that they are unable to prepare audited financial statements for Coversant based on the financial information provided by Coversant. Due to the fact that the Company is not able to file the audited financial statements as required by Form 8-K, Item 9, Paragraph (a)(4), on June 8, 2015 the Company informed the former CEO of Conversant that the Merger Agreement was terminated and that the Company will be taking the necessary steps to unwind the transaction.

The Company has not yet taken any steps to integrate Conversant into the operations of the Company, and the Company has not yet utilized any of the assets of Conversant or combined the financial results of Conversant into the financials of the Company. The Company believes that the termination of the Merger Agreement will not have a material effect on its operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2015

UBIQUITY, INC.

By:	/s/ Christopher Carmichael
Name: Christopher Carmichael
Title: Chief Executive Officer